                                                                      Exhibit 12

                                  HUMANA INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
          FOR THE YEARS ENDED DECEMBER 31, 1993, DECEMBER 31, 1992,
           AUGUST 31, 1992, AUGUST 31, 1991, AND AUGUST 31, 1990
                  AND THE FOUR MONTHS ENDED DECEMBER 31, 1992


                                                              Four
                          Years Ended                     Months Ended                    Years Ended
                          December 31,                     December 31,                    August 31,
                          ------------                    -------------             -----------------------
                          1993   1992                        1992                   1992     1991      1990
                          ----   ----                        ----                   ----     ----      ----
Ratio of earnings
  (losses)  to
  fixed charges            14.1   (A)                         5.6                    (A)      1.8       (A)


For the purpose of determining earnings in the calculation of the ratio of earnings to fixed charges, earnings (losses) have been increased (reduced) by
the provision  (benefit)  for income taxes and fixed charges.    Fixed charges
consist of interest expense on borrowings and one-third (the proportion deemed representative of the interest portion) of rents.

(A) Earnings were inadequate to cover fixed charges by $139 million, $146 million and $6 million for the years ended December 31, 1992, August 31, 1992, and August 31, 1990, respectively. The deficiency for the years ended December 31, 1992, and August 31, 1992 was caused by the recording of $171 million (pre-tax) of restructuring and unusual charges in August 1992.